EXHIBIT 99.1

Otelco Reports Second Quarter 2017 Results

ONEONTA, Ala., Aug. 01, 2017 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ:OTEL), a wireline telecommunications, cloud hosting and managed services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced results for its second quarter ended June 30, 2017. Key highlights for Otelco include:

  Total revenues of $17.4 million for second quarter 2017.
  Operating income of $5.1 million for second quarter 2017.
  Net income of $1.5 million for second quarter 2017.
  Consolidated EBITDA (as defined below) of $7.0 million for second quarter 2017.

During second quarter 2017, Otelco’s operating income increased by $0.2 million to $5.1 million when compared to the same period last year. As previously reported, the Company began receiving revenue during the first quarter from the FCC’s Alternative Connect America Model (or “ACAM”) program in the five states where the program is applicable, which is the primary factor driving revenue improvement during second quarter. The program provides a known level of support for ten years to enhance and build out the Company’s broadband network to provide increased speed and accessibility to customers. The new model-based support plus higher Connect America Fund (or “CAF”) funding provides an increase of approximately $0.4 million in revenue each quarter this year when compared with the revenue it replaced in 2016. As a result, the Company reported an increase of $0.2 million in total revenue for second quarter 2017 compared with second quarter 2016 and up slightly from first quarter 2017.

Net income for the second quarter of 2017 increased by $0.2 million, compared to the same period in 2016. The decline in residential RLEC voice service was more than offset by the decrease in interest costs associated with the Company’s credit agreements, and the increase in ACAM and CAF revenue. Consolidated EBITDA declined by less than $0.1 million.

The Company continues to make significant progress in implementing its strategic goals. The first phase of ACAM fiber-to-the-home projects in Missouri, Maine and Alabama totaling $2.4 million are underway with completion of this work expected in the fourth quarter of 2017. The projects will drive fiber deeper into Otelco’s network and provide customers the opportunity to subscribe to greater bandwidth offerings and benefit from enhanced service. Today, the Company has over 1,600 fiber route miles in its current network. On April 1, 2017, the Company successfully connected over 1,000 voice and data access lines to its network under a multi-year contract with the community of Leverett, Massachusetts. Discussions continue with several communities in Massachusetts on similar projects.

The work on consolidating and streamlining our business operations continues to move forward. The Company is making significant progress in replacing its billing and operations systems with a common platform across its entire operation. “We are adjusting our current bill cycles on October 1, 2017, to common dates in preparation for the system conversion in 2018,” noted Rob Souza, President and Chief Executive Officer of Otelco. “Carrier billing is expected to begin converting to the new system during first quarter 2018 with end-user billing to follow in second quarter 2018. Our sales, marketing, customer service and technical teams are already functioning on a company-wide basis in advance of the conversion to effectively plan for the enhanced customer service and improved efficiency provided by the consolidated system.”

Cash grew from $10.5 million at the end of 2016 to $11.3 million at June 30, 2017. The growth in cash reflects the continuing strength of the Company’s operations. In addition to its scheduled quarterly $1.0 million principal payment on its senior credit facility, Otelco is today making a $3.0 million additional principal payment to further reduce its senior debt as part of its plan to reduce leverage toward current industry norms. The Company’s total leverage ratio, net of cash, at June 30, 2017, as defined and calculated below, was 2.95.

 “In the fall of 2016, we announced the engagement of The Bank Street Group LLC to explore the Company’s strategic alternatives,” added Souza. “While the Company will continue to restrict public comments on the process, discussions are ongoing with a number of entities who have been engaged in reviewing both the Company’s performance and its future possibilities. The discussions are consistent with other telecommunications industry announcements within the broadly defined telecom market.” However, there can be no assurance that any transactions will occur as a result of these discussions.

Second Quarter 2017 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)

		Three Months Ended June 30,		Change
		2017	2016	Amount	Percent
	Revenues	$17,406	$17,232	$174	1.0%
	Operating income	$5,053	$4,899	$154	3.1%
	Interest expense	$(2,571)	$(2,721)	$(150)	(5.5)%
	Net income available to stockholders	$1,536	$1,324	$212	16.0%
	Basic net income per share	$0.46	$0.40	$0.06	15.0%
	Diluted net income per share	$0.45	$0.39	$0.06	15.4%

	Consolidated EBITDA(1)	$7,005	$7,053	$(48)	(0.7)%
	Capital expenditures	$2,488	$1,509	$979	64.9%

		Six Months Ended June 30,		Change
		2017	2016	Amount	Percent
	Revenues	$34,786	$34,722	$64	0.2%
	Operating income	$10,074	$9,645	$429	4.4%
	Interest expense	$(5,182)	$(5,203)	$(21)	(0.4)%
	Net income	$3,144	$3,074	$70	2.3%
	Net income per share	$0.94	$0.94	$-	-%
	Diluted net income per share	$0.91	$0.91	$-	-%

	Consolidated EBITDA(1)	$14,203	$14,680	$(477)	(3.2)%
	Capital expenditures	$3,758	$2,215	$1,543	69.7%

	Reconciliation of Consolidated EBITDA(1) to Net Income					Twelve Months
		Three Months Ended June 30,		Six Months Ended June 30,		Ended June 30,
		2017	2016	2017	2016	2017
	Net income	$1,536	$1,324	$3,144	$3,074	$5,215
Add:	Depreciation	1,741	1,792	3,479	3,571	7,046
	Interest expense less interest income	2,260	2,400	4,562	4,439	9,359
	Interest expense - amortized loan cost	311	321	620	764	1,254
	Income tax expense	946	858	1,951	1,991	3,617
	Amortization - intangibles	101	259	202	518	570
	Loan fees	39	40	79	124	158
	Stock-based compensation (earn-out)	-	(78)	-	-	-
	Stock-based compensation (senior management)	71	137	166	199	382
	Consolidated EBITDA(1)	$7,005	$7,053	$14,203	$14,680	$27,601

(1) Consolidated EBITDA is defined as consolidated net income (loss) plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facilities. The lenders under the Company’s credit facilities utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhance understanding of the Company’s financial performance and highlight operational trends. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Otelco Inc. - Key Operating Statistics
(unaudited)
	As of	December 31,		March 31,	June 30,	% Change from
		2015	2016	2017	2017	March 31, 2017
Business/Enterprise
CLEC
Voice lines		18,606	17,034	16,852	16,582	(1.6)%
HPBX seats		10,880	11,487	11,532	11,322	(1.8)%
Data lines		3,629	3,655	3,315	3,435	3.6%
Wholesale network lines		2,743	2,570	2,584	2,521	(2.4)%
RLEC
Voice lines		16,123	16,621	16,359	15,853	(3.1)%
Data lines		1,539	1,634	1,624	1,625	0.1%
Access line equivalents(1)		53,520	53,001	52,266	51,338	(1.8)%

Residential
CLEC
Voice lines		225	199	192	631	228.6%
Data lines		2,432	2,291	2,275	2,882	26.7%
RLEC
Voice lines		23,143	20,978	20,556	20,154	(2.0)%
Data lines		20,089	19,622	19,562	19,421	(0.7)%
Other services		3,728	3,682	3,665	3,633	(0.9)%
Access line equivalents(1)		49,617	46,772	46,250	46,721	1.0%

Otelco access line equivalents(1)		103,137	99,773	98,516	98,059	(0.5)%

(1) The Company defines access line equivalents as retail and wholesale voice lines, data lines (including cable modems, digital subscriber lines, other broadband connections and dedicated data access trunks) and other services (including entertainment and security services).

The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhance understanding of the Company’s financial performance and highlight operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of June 30, 2017.

Total leverage ratio, net of cash
	as of	June 30, 2017
		($ 000)

Senior notes payable		$73,450
Debt issuance costs		3,425
Senior notes outstanding		$76,875

Subordinated notes payable		$15,056
Debt issuance costs		674
Subordinated notes outstanding		$15,730

Total notes outstanding		$92,605
Less cash		(11,274)
Notes outstanding, net of cash		$81,331
Consolidated EBITDA for the
last twelve months		$27,601

Total leverage ratio, net of cash		2.95

FINANCIAL DISCUSSION FOR SECOND QUARTER 2017:

Revenues

Total revenues increased 1.0% in the three months ended June 30, 2017, to $17.4 million from $17.2 million in the three months ended June 30, 2016. The increase in network access associated with the FCC’s ACAM program, internet, video and security revenue were partially offset by the decrease in local service revenue associated with residential RLEC access line equivalents. The table below provides the components of the Company’s revenues for the three months ended June 30, 2017, compared to the same period of 2016.

	Three Months Ended June 30,		Change
	2017	2016	Amount	Percent

		(dollars in thousands)
Local services	$5,762	$5,849	$(87)	(1.5)%
Network access	5,604	5,345	259	4.8%
Internet	3,958	3,879	79	2.0%
Transport services	1,168	1,230	(62)	(5.0)%
Video and security	747	718	29	4.0%
Managed services	167	211	(44)	(20.9)%
Total	$17,406	$17,232	$174	1.0%

Local services revenue decreased 1.5% in the three months ended June 30, 2017, to slightly less than $5.8 million from slightly more than $5.8 million in the three months ended June 30, 2016. The decline in RLEC residential voice access lines and related revenue, such as long distance, accounted for a decrease of $0.3 million. A portion of the RLEC decrease is recovered through the CAF, which is categorized as interstate access revenue. The decline in RLEC residential voice access revenue was partially offset by an increase in HPBX and fiber revenue of $0.2 million. Network access revenue increased 4.8% in the three months ended June 30, 2017, to $5.6 million from $5.3 million in the three months ended June 30, 2016. The initial ACAM revenue and transition payments and CAF revenue increased $2.1 million. A one-time settlement accounted for an increase of $0.2 million. These increases were partially offset by a $1.6 million decrease in interstate access, including universal service funding. End-user based fees decreased $0.2 million and special access charges decreased by $0.2 million. Internet revenue increased 2.0% in the three months ended June 30, 2017, to $4.0 million from $3.9 million in the three months ended June 30, 2016. Increased data speeds and equipment rental fees accounted for the increase in revenue. Transport services revenue decreased 5.0% in the three months ended June 30, 2017, to just under $1.2 million from just over $1.2 million in the three months ended June 30, 2016, reflecting customer churn and market pricing. Video and security revenue in the three months ended June 30, 2017, increased 4.0% from the three months ended June 30, 2016, to remain at $0.7 million in both periods reflecting increases in IPTV and security revenue. Managed services revenue decreased 20.9% in the three months ended June 30, 2017, to just under $0.2 million from just over $0.2 million in the three months ended June 30, 2016, reflecting a decrease in professional services revenue.

Operating Expenses

Operating expenses in the three months ended June 30, 2017, increased 0.2% to $12.4 million from $12.3 million in the three months ended June 30, 2016. Cost of services increased 2.1% to just over $8.0 million in the three months ended June 30, 2017, from just under $7.9 million in the three months ended June 30, 2016. Network and other operations expense increased just over $0.1 million and pole rental expense increased by $0.1 million. These increases were partially offset by a decrease of $0.1 million in customer service and sales costs. Circuit, access, internet and cable costs were unchanged. Selling, general and administrative expenses increased 2.5% to $2.5 million in the three months ended June 30, 2017, from $2.4 million in the three months ended June 30, 2016. The increase was the result of a transition from the stock-based senior management bonus plan, which had been in place for three years, to a cash-based bonus plan for 2017. Depreciation and amortization decreased 10.2% in the three months ended June 30, 2017, to $1.8 million from $2.1 million in three months ended June 30, 2016. The amortization of the telephone plant adjustment decreased $0.1 million. New England RLEC depreciation and amortization of other intangible assets decreased $0.1 million, driven primarily by the end of amortization of intangibles associated with acquisitions.

Operating Income

Operating income in the three months ended June 30, 2017, increased 3.1% to $5.1 million from $4.9 million in the three months ended June 30, 2016, primarily related to the increase in revenue associated with the FCC’s A-CAM program during second quarter 2017.

Interest Expense

Interest expense in the three months ended June 30, 2017, decreased 5.5% to $2.6 million from $2.7 million in the three months ended June 30, 2016. The lower outstanding balance on the senior credit facility accounted for the decrease. The Company has repaid $8.1 million of principal since it funded new senior and subordinated credit facilities in February 2016. The credit facilities mature in 2021.

Net Income

Reflecting the changes noted above, net income increased $0.2 million to $1.5 million for the three months ended June 30, 2017, when compared to $1.3 million for the three months ended June 30, 2016, primarily driven by new ACAM revenue.

Consolidated EBITDA

Based on the changes noted above, Consolidated EBITDA decreased by less than $0.1 million to $7.0 million for the three months ended June 30, 2017, when compared to just under $7.1 million for the three months ended June 30, 2016. Consolidated EBITDA was $7.2 million in the first quarter of 2017, including $0.2 million in annual CoBank dividends. Stock-based compensation and other excluded expenses are added back in the calculation of Consolidated EBITDA. See financial tables for a reconciliation of Consolidated EBITDA to net income.

Balance Sheet

As of June 30, 2017, the Company had cash and cash equivalents of $11.3 million compared to $10.5 million at the end of 2016. The growth in cash reflects the continuing strength of the Company’s operations. During second quarter 2017, the Company reduced its senior credit facility balance to $76.9 million through $1.0 million in scheduled principal payments. Total notes payable as of June 30, 2017, was $92.6 million. The $5.0 million revolver remains undrawn. The Company made an additional prepayment of $3.0 million today on its senior credit facility as part of its strategy to reduce its leverage.

Capital Expenditures

Capital expenditures were $2.5 million for the three months ended June 30, 2017, compared to $1.5 million in the same period in 2016. The buildout requirements of the ACAM program and the Company’s plans to convert its billing and operations systems to a single platform are primarily responsible for this increase. The Company has amended its credit facility to allow for the potential increase in capital expenditures to $8.5 million and $7.5 million in 2017 and 2018, respectively.

Second Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the internet, on Wednesday, August 2, 2017, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (719) 457-2698 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.OtelcoInc.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.OtelcoInc.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 1377732.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. With over 98,000 voice and data access lines and other related services, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could impact the Company’s strategic review and exploration process or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance regarding the outcome of any decisions that the Company may make regarding strategic alternatives in connection with the strategic review and exploration process. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

OTELCO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)
(unaudited)
	June 30,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$11,274	$10,538
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $203 and $187, respectively	4,631	5,035
Other	1,537	1,528
Materials and supplies	2,533	2,184
Prepaid expenses	1,337	2,912
Total current assets	21,312	22,197

Property and equipment, net	49,604	49,271
Goodwill	44,976	44,976
Intangible assets, net	1,542	1,785
Investments	1,644	1,821
Other assets	243	222
Total assets	$119,321	$120,272

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$751	$1,477
Accrued expenses	5,346	4,730
Advance billings and payments	1,525	1,487
Customer deposits	67	62
Current maturity of long-term notes payable, net of debt issuance cost	2,959	6,071
Total current liabilities	10,648	13,827

Deferred income taxes	28,280	28,280
Advance billings and payments	2,444	1,987
Other liabilities	8	26
Long-term notes payable, less current maturities and debt issuance cost	85,547	86,860
Total liabilities	126,927	130,980

Stockholders' deficit
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,346,689 and 3,291,750 shares, respectively	34	33
Additional paid in capital	4,143	4,186
Accumulated deficit	(11,783)	(14,927)
Total stockholders' deficit	(7,606)	(10,708)
Total liabilities and stockholders' deficit	$119,321	$120,272

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues	$17,406	$17,232	$34,786	$34,722

Operating expenses
Cost of services	8,044	7,875	15,857	16,005
Selling, general and administrative expenses	2,467	2,407	5,174	4,983
Depreciation and amortization	1,842	2,051	3,681	4,089
Total operating expenses	12,353	12,333	24,712	25,077

Income from operations	5,053	4,899	10,074	9,645

Other income (expense)
Interest expense	(2,571)	(2,721)	(5,182)	(5,203)
Other income	-	4	203	623
Total other expense	(2,571)	(2,717)	(4,979)	(4,580)

Income before income tax expense	2,482	2,182	5,095	5,065
Income tax expense	(946)	(858)	(1,951)	(1,991)

Net income	$1,536	$1,324	$3,144	$3,074

Weighted average number of common shares outstanding:
Basic	3,346,689	3,283,177	3,346,689	3,283,177
Diluted	3,445,632	3,380,445	3,445,632	3,378,090

Basic net income per common share	$0.46	$0.40	$0.94	$0.94

Diluted net income per common share	$0.45	$0.39	$0.91	$0.91

OTELCO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$3,144	$3,074
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	3,479	3,571
Amortization	202	518
Amortization of loan costs	621	609
Loss on extinguishment of debt	-	155
Provision for uncollectible accounts receivable	206	119
Stock-based compensation	166	199
Payment in kind interest - subordinated debt	157	115
Changes in operating assets and liabilities
Accounts receivable	189	115
Materials and supplies	(349)	(173)
Prepaid expenses and other assets	1,554	1,246
Accounts payable and accrued expenses	(110)	217
Advance billings and payments	495	(67)
Other liabilities	(13)	(14)
Net cash from operating activities	9,741	9,684

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(3,758)	(2,215)
Net cash used in investing activities	(3,758)	(2,215)

Cash flows used in financing activities:
Loan origination costs	(77)	(5,215)
Principal repayment of long-term notes payable	(5,125)	(101,053)
Proceeds from loan refinancing	-	100,300
Retirement of CoBank equity	164	-
Tax withholdings paid on behalf of employees for restricted stock units	(209)	(109)
Net cash used in financing activities	(5,247)	(6,077)

Net increase in cash and cash equivalents	736	1,392
Cash and cash equivalents, beginning of period	10,538	6,884

Cash and cash equivalents, end of period	$11,274	$8,276

Supplemental disclosures of cash flow information:
Interest paid	$4,456	$3,728

Income taxes paid	$692	$685

Conversion of Class B common stock to Class A common stock	$-	$2

Issuance of Class A common stock	$1	$1

Contact:
Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com